AGREEMENT FOR PURCHASE AND SALE

THIS AGREEMENT dated effective the 1st day of April, 2005.

AMONG:

GRANDVIEW GOLD INC. (**"Grandview"**), a body corporate

OF THE FIRST PART,

AND:

WILDCAT EXPLORATION LTD. (**"Vendor"**),
a body corporate having a place of business at 66-1313 Border street in the City of Winnipeg, in the Province of Manitoba

OF THE SECOND PART.

WHEREAS Vendor is the legal holder of those certain mineral dispositions by the Province of Manitoba more particularly set forth in Schedule "A" hereto (hereinafter collectively the **"Property"**);

AND WHEREAS Grandview desires to purchase from Vendor and Vendor desires to sell to Grandview, all of Vendor's right, title and interest in and to the Property on terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the sum of TEN DOLLARS ($10.00) the premises and the mutual covenants and agreements herein contained (the receipt and sufficiency whereof is hereby acknowledged by all of the parties), the parties hereto agree as follows:

1. The preamble shall form an integral part hereof.

2. Subject to the terms and conditions hereinafter set forth the Vendor hereby agrees to sell to Grandview and Grandview hereby agrees to purchase from Vendor an undivided right, title and interest in and to the Property (the **"Interest"**) from and after the effective date of this Agreement.

3. The purchase price payable for the Interest shall be the sum of One Hundred Thousand ($100,000.00) Dollars and Seventy Thousand (70,000) common shares of Grandview which shall be free trading from and after the 1st day of October 2005 (collectively the **"Purchase Price"**).

4. The Purchase Price shall be paid by Grandview as follows: $60,000.00 due and payable on April 1st, 2005 upon receipt of a duly executed Quit Claim by the Vendor in the form attached as Schedule "B" hereto and together with transfers of the Property in form registerable in the Mining Recorder's Office and the balance of $40,000.00 payable on or before April 29, 2005.

5. Vendor warrants, covenants and agrees as follows:
   - (a) Vendor is fully authorized and empowered to enter into this Agreement and is the registered holder of an undivided 100% legal and beneficial interest in and to the Property;
   - (b) the Property is free and clear of all encumbrances and has been properly located and recorded in accordance with applicable law and each of the components of the property is in good standing as at the date hereof;

(c) no person, firm or corporation other than Grandview now has any agreement, option or right in or in respect to the Property superior to that of Grandview;

(d) the Vendor is a resident of Canada within the meaning of the *Income Tax Act* of Canada and shall remain a resident of Canada as aforesaid at the time of payment of the Purchase Price.

The representations and warranties contained in this Paragraph, notwithstanding the sale and purchase of the Property as herein provided, shall survive and continue in full force and effect.

6. In further consideration of the premises and agreements herein contained, Vendor and Grandview covenant and agree to indemnify and save harmless one another in respect of the Property from all matters howsoever arising as a result of their direct activities in respect to the Property.

7. Time shall be of the essence of this Agreement.

8. This agreement shall:

(a) not be transferable without the consent of the other party which consent may be unreasonably withheld;

(b) enure to the benefit of and shall be binding upon the parties and their respective administrators, successors and permitted assigns; and

(c) be construed and interpreted in accordance with the laws of the Province of Manitoba and the parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of the Province of Manitoba.

9. The parties hereto shall each do all things necessary and execute and deliver or cause to be executed and delivered all such other and further deeds, transfers, instruments, resolutions and documents as may reasonably be required to timely and effectively complete the purchase and sale of the Property and to give full force and effect to all of the terms of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of and effective the date first above written.

GRANDVIEW GOLD INC.

Per: ______________________
Authorized Signature

WILDCAT EXPLORATION LTD.

Per: ______________________
Authorized Signature

Schedule "A"

To that certain purchase and sale agreement between Wildcat Exploration Ltd. and Grandview Gold Inc. dated the 1st day of April 2005.

Claim #	Name	Ha	Due Date
MB1696	WILDCAT	36	6/30/2005
MB2129	ASHLEY FR.	6	4/23/2006
MB2121	D-LISH	7	4/10/2007
W53272	CUPP 2 FR.	14	8/3/2005
W53561	CUPP 3	8	8/4/2005
W53273	RANDY FR.	8	11/28/2005
MB2974	COUGAR 3	86	1/12/2006
W46040	MEL	14	2/2/2026
W46039	JIM	17	2/2/2006
ML-26	PACKSACK	18	4/1/2006
357	CLAPPELOU	20	11/01/05
		234	

Schedule "B"

THIS INDENTURE

made in duplicate this 1st day of April, 2005

BETWEEN:

WILDCAT EXPLORATION LTD.

(Grantor)
Party of the First Part,

- and -

GRANDVIEW GOLD INC.

(Grantee)
Party of the Second Part.

WITNESSETH that the said party of the first part, for and in consideration of **ONE ($1.00) DOLLAR** of lawful money of Canada to the party of the first part in hand paid by the said party of the second part, at or before the sealing and delivery of these presents (the receipt of which of is hereby acknowledged), have granted, released and quitted claim and by these presents do hereby Grant, Release and **QUIT CLAIM** unto the said party of the second part, and the said party of the second part's heirs and assigns forever, all the estate, right, title interest, claim and demand whatsoever, both at law and in equity or otherwise howsoever, and whether in possession or expectancy of the said party of the first part, of, in, to or out of all and singular the Manitoba Mineral Dispositions more particularly described in Schedule "A" attached hereto **TOGETHER WITH** all appurtenances thereto belonging or appertaining.

TO HAVE AND TO HOLD the aforesaid land and premises with all and singular the appurtenances thereto belonging or appertaining unto and to the use of the said party of the second part and the said party of the second part's heirs and assigns forever, subject nevertheless to the reservations, limitation, provisoes and conditions expressed in the original grant thereof from the Crown.

IN WITNESS WHEREOF the said parties have hereunto set their hands and seals.

WILDCAT EXPLORATION LTD.

Per: ______________________
Authorized Signature

GRANDVIEW GOLD INC.

Per: ______________________
Authorized Signature

Schedule "A"
to that certain Quit Claim Dated April 1st, 2005.

Claim #	Name	Ha	Due Date
MB1696	WILDCAT	36	6/30/2005
MB2129	ASHLEY FR.	6	4/23/2008
MB2121	D-LISH	7	4/10/2007
W53272	CUPP 2 FR.	14	8/3/2005
W53561	CUPP 3	8	8/4/2005
W53273	RANDY FR.	8	11/28/2005
MB2974	COUGAR 3	86	1/12/2006
W46040	MEL	14	2/2/2026
W46039	JIM	17	2/2/2006
ML-26	PACKSACK	18	4/1/2006
357	CLAPPELOU	20	11/01/05
		234	